PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-54662
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                  [HOLDERS(SM) RETAIL LOGO] [GRAPHIC OMITTED]


                        1,000,000,000 Depositary Receipts
                            Retail HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Retail HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Retail HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                   Share         Primary
                            Name of Company(1)       Ticker        Amounts    Trading Market
           ----------------------------------------------------  ----------- ----------------
           Albertson's, Inc.                          ABS             8            NYSE
           Amazon.com, Inc.                           AMZN            7           NASDAQ
           Best Buy Co., Inc.                         BBY             9            NYSE
           Costco Wholesale Corporation               COST            8           NASDAQ
           CVS Corporation                            CVS            14            NYSE
           Federated Department Stores(1)              FD           5.869          NYSE
           Kohl's Corporation                         KSS             6            NYSE
           Limited Brands, Inc.                       LTD             8            NYSE
           Lowe's Companies, Inc.                     LOW            14            NYSE
           RadioShack Corporation                     RSH             3            NYSE
           Safeway Inc.                               SWY             9            NYSE
           Target Corporation                         TGT            16            NYSE
           The Gap, Inc.                              GPS            16            NYSE
           The Home Depot, Inc.                        HD            40            NYSE
           The Kroger Co.                              KR            15            NYSE
           The TJX Companies, Inc.                    TJX            10            NYSE
           Walgreen Co.                               WAG            19            NYSE
           Wal-Mart Stores, Inc.                      WMT            36            NYSE


(1) Effective June 15, 2006, deposits of Federated Department Stores Common Stock (NYSE ticker symbol "FD") for creation of Retail HOLDRS will increase to
11.738 FD (instead of 5.869 FD) per round lot of 100 Retail HOLDRS due to the 2 for 1 stock split of Federated Department Stores.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.